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Exhibit 10.0 (d)


                              AMENDED AND RESTATED
                              MANAGEMENT AGREEMENT
                              --------------------


             This AMENDED and RESTATED MANAGEMENT AGREEMENT ("Agreement") is entered into as of this 11th day of June, 1997, by and between Figgie International Inc. (the "Company") and Robert D. Vilsack (the "Executive").

             WHEREAS, the Executive is presently in the employ of the Company as Vice President, General Counsel and Secretary of the Company; and

             WHEREAS, the Company desires to retain the employment of the Executive and the Executive desires to continue to serve the Company in such capacity; and

             WHEREAS, the Company and the Executive desire to set forth in a written agreement the terms and provisions of such employment and of certain severance and other payments to be made to the Executive under certain circumstances;

             NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

SECTION 1. TERM OF EMPLOYMENT
           ------------------

             The Company will employ the Executive in accordance with the terms and conditions set forth herein commencing as of the date of this Agreement and extending for an initial period of three (3) years, subject, however, to earlier termination as expressly provided herein. The Executive will continue to serve the Company as Vice President, General Counsel and Secretary or in such other future capacity as he and the Company might mutually agree and will devote his full business time and best efforts to the satisfactory discharge of the responsibilities of his offices, performing such other duties as might reasonably be requested by the Company's Chief Executive Officer.


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             The initial three (3) year period of employment will be
automatically extended for one (1) additional year at the end of the initial three (3) year term, and then again after each successive year thereafter. However, either party may terminate this Agreement at the end of the initial three (3) year period, or at the end of any successive one (1) year term thereafter, by giving the other party written notice of intent not to renew, delivered at least three (3) months prior to the end of such initial period or successive term.

             In the event such notice of intent not to renew is properly delivered, the term of the employment of the Executive shall then become indefinite and can be terminated by the Company without notice. Similarly, subject to the provisions of this Agreement relating to nondisclosure of confidential information and non-interference with employees, customers and suppliers, the Executive can quit, at any time thereafter, without notice to the Company.

SECTION 2. BENEFIT PLANS
           -------------

             During his employment, the Executive shall be entitled to participate in all employee benefit plans and perquisites which are maintained or established by the Company from time to time and which cover the Company's senior executives provided he satisfies any applicable eligibility requirements therefor.

SECTION 3. EMPLOYMENT TERMINATIONS
           -----------------------

             3.1 TERMINATION DUE TO RETIREMENT OR DEATH. In the event the Executive's employment is terminated by reason of retirement or death during the term of this Agreement, the Executive's employment with the Company shall be deemed terminated as of the effective date of retirement or at the end of the month in which such death occurs and all benefits will be determined in accordance with the Company's retirement, survivor's benefits, insurance, Compensation Plan for Executives and other applicable programs then in effect, except that in the case of the death of the Executive the Company will pay a pro rata portion of any bonus which would have been payable to the Executive under
Section 3.7a. hereof. In no event will the other benefits described in the remainder of Section 3.7 or the severance pay described in Section 3.8 be paid in the event of death and in no event will any of the severance benefits and severance pay described in Sections 3.7 and 3.8 be paid in the event of retirement.

             For purposes of this Section 3.1, the determination of whether a termination qualifies as a


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retirement will be made in accordance with the then established rules and definitions of the Company's Senior Executive Benefits Program or, if the Senior Executive Benefits Program should no longer exist, the Company's tax qualified defined benefit plan.

             3.2 TERMINATION DUE TO DISABILITY. In the event the Executive during the term of this Agreement becomes, in the opinion of the Company and based upon reasonable medical opinion, so disabled as to be unable to satisfactorily perform his duties hereunder, the Company will have the right to terminate this Agreement (but not the Executive's employment) upon thirty (30) days written notice to the Executive. In such event, the Executive's benefits will be determined in accordance with the Company's disability and other applicable plans and programs then in effect, except that in the case of the disability of the Executive the Company will pay a pro rata portion of any bonus which would have been payable to the Executive under Section 3.7a. hereof. In no event will the other benefits described in the remainder of Section 3.7 or the severance pay described in Section 3.8 be paid in the event of the disability of the Executive.

             3.3 VOLUNTARY TERMINATION BY THE EXECUTIVE OTHER THAN FOR GOOD REASON. The Executive may terminate his employment other than for Good Reason as such term is defined in Section 3.4 hereof at any time by giving the Company written notice of intent to terminate, delivered at least thirty (30) calendar days prior to the effective date of such termination. The Company will pay the Executive his full base salary, at the rate then in effect, through the effective date of such termination, plus all other benefits to which the Executive has a vested right at that time (including but not limited to unused vacation time, COBRA benefits and stock option benefits). If such Termination is other than for Good Reason, the Executive shall not be entitled to the Severance Benefits set forth in Section 3.7 hereof or the Severance Pay set forth in
Section 3.8 hereof. The Executive shall, however, comply with the provisions of Sections 4.1 and 4.2 hereof.

             3.4 VOLUNTARY TERMINATION BY THE EXECUTIVE WITH GOOD REASON. In the event that the Executive terminates his employment with Good Reason as defined below in this Section 3.4, the Executive will be entitled to receive the Severance Benefits set forth in Section 3.7 hereof and, if he qualifies therefor, the Severance Pay set forth in Section 3.8 hereof.

             For purposes of this Agreement, an Executive shall be deemed to have terminated his employment


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for "Good Reason" if his termination of employment occurs:

             a. within three (3) months after a "Change of Control" as defined in the Company's Stock Option Plan;

             b. during the period which is within three (3) months after the last of four (4) consecutive calendar quarters during which the Consolidated Revenues of the Company, as shown on the quarterly financial results distributed to shareholders, shall have been less than Seventy-Five Million Dollars in each of such four (4) calendar quarters;

             c.       within twelve (12) months after the completion of:

                      i. a move of the Company's Headquarters to a location which is outside of a one hundred (100) mile radius of the current location of the Company's Headquarters in Willoughby, Ohio; or

                      ii. a relocation of the place where the Executive is assigned to work to a location which is outside of a one hundred (100) mile radius of the current location of the Company's Headquarters in Willoughby, Ohio;

                      provided that such move or relocation occurs within the two (2) year period next following the date of execution of this Agreement;

             d.       within three (3) months after:

                      i. the Board of Directors of the Company shall fail to re-elect or shall remove the Executive from the office of Vice President, General Counsel and Secretary;

                      ii. the Chief Executive Officer or the Board of Directors of the Company shall make a significant negative change in the nature or scope of the authorities, powers, functions or duties of the Executive hereunder;


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                      iii. the Company shall fail to pay when due any
                           compensation due and owing to the Executive or a reduction in the Executive's base pay or material reduction in benefits and such failure is not corrected within ten (10) days after notice thereof to the Company by the Executive; or

                      iv. any pattern of harassment which occurs within the first twelve (12) months after the execution of this Agreement, which is done with the approval of the Chief Executive Officer or the Board of Directors of the Company and which impedes the Executive in the exercise of his authorities, powers, functions or duties hereunder in the manner in which they would normally be exercised by a Vice President, General Counsel and Secretary.

In the event that the Executive shall terminate his employment with Good Reason, he shall provide the Company with thirty (30) days advance notice of his date of termination of employment.

             3.5 TERMINATION BY THE COMPANY OTHER THAN FOR CAUSE. The Executive acknowledges that he is, has been and will continue at all times to be an at-will employee of the Company and as such his employment has been and continues to be terminable, subject to the terms and conditions of this Agreement, by either the Executive or the Company at any time upon notice to the other as provided for herein and for any reason not prohibited by law. However, if the Company terminates the Executive's employment other than for "Cause" (as defined in Section 3.6 hereof), the Executive will be entitled to receive the Severance Benefits set forth in Section 3.7 hereof and, if he qualifies therefor, the Severance Pay set forth in Section 3.8 hereof.

             3.6 TERMINATION BY THE COMPANY FOR CAUSE. Nothing in this Agreement will be construed to prevent the Company from terminating the Executive's employment for Cause and without any further duty or obligation under this Agreement. As used herein, "Cause" will be determined by the Company in the exercise of good faith and reasonable judgment and will include (i) Executive's willful failure to perform his duties under this Agreement within a reasonable period of time after receipt of written notice from the


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Company setting forth in reasonable detail the duties which Executive has failed to perform and the corrective actions expected of him; (ii) a breach of Executive's obligations under Section 4 below; (iii) indictment for, conviction of, or written confession to a crime against the Company or a felony; or (iv) Executive shall have been found by the Board of Directors of the Company to have been repeatedly and excessively abusing alcohol, drugs and/or any other intoxicating or controlled substance. Upon any such termination all rights, obligations and duties of the parties hereunder shall immediately cease, except Executive's obligations under Section 4 hereof.

             3.7 SEVERANCE BENEFITS. In the event that the Company shall terminate the employment of the Executive other than for "Cause" as defined in
Section 3.6 hereof, or in the event the Executive terminates his employment pursuant to Section 3.4 hereof with Good Reason, the Company will, upon the effective date of such termination and in lieu of any other severance which may otherwise be payable:

             a. Pay to the Executive in a cash lump sum a pro rata bonus under the Bonus Plan with respect to the year in which he is terminated, which Bonus shall be calculated using the formula contained in the Bonus Plan based on the actual results of the Company for such year but without any discretionary adjustment of the amounts payable to the Executive that might otherwise be permitted under the Bonus Plan. Such bonus will be paid to the Executive on the same day as bonuses under the Plan are paid to the executives of the Company who are still employed with the Company.

             b. Pay for the costs of outplacement services actually used by the Executive provided however, that the total fee paid for such services will be limited to an amount equal to seventeen percent (17%) of the Executive's annual base salary rate as of the effective date of termination of employment.

             c. Pay to the Executive a cash lump sum, net of taxes, equal to twelve (12) months of the monthly car allowance then applicable to the Executive. Such payment shall be paid to the Executive with thirty (30) days following his termination of employment.


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             d.       Cause all stock options granted to the Executive pursuant
                      to the Key Employees' Stock Option Plan (the "Option Plan") (or the grant of any right under any future stock plan) to become immediately exercisable in full and to remain fully exercisable until the earlier of the date of expiration of the option or one (1) year after his date of termination of employment; provided, however, that nothing herein shall affect the continued applicability of Section 7(d) of the Option Plan, a copy of which is attached hereto, to such options.

             e. Provide to the Executive tax and/or legal consultation with respect to the benefits granted hereunder up to a maximum cost to the Company of $5,000;

             f. Provide assistance to the Executive in obtaining the financing necessary for the Executive to exercise his stock options during the period specified in Section 3.7d. hereof; and

             g. Continue to be obligated to pay when due all other benefits to which the Executive has a vested right according to the provisions of any applicable retirement or other benefit plan or program.

             3.8 SEVERANCE PAY. If the Executive executes the Non-competition Agreement attached hereto and delivers such executed Agreement to the Company no later than thirty (30) days after the date of this Agreement, and if the employment of the Executive is terminated by the Company other than for "Cause" as defined in Section 3.6 hereof, or by the Executive pursuant to Section 3.4 hereof with Good Reason, the Executive shall be entitled to Severance Pay as follows:

             a. At the election of the Executive, the Company shall either continue to pay to the Executive for the twenty-four (24) months following his termination of employment, his monthly base salary at the rate in effect as of the date of such termination in accordance with the Company's normal payroll practices or make a lump sum payment to the Executive of the amount due above. Any such lump sum will be payable within thirty (30) days after the date the Company receives written notice of the Executive's election to receive the lump sum. In addition, the Company, throughout such twenty-four month period, will continue the Executive's life insurance and health care benefits coverage on the same terms and


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                      at the same cost to the Executive as would be applicable
                      to a similarly situated full-time employee provided however, that in the event the Executive begins to receive comparable life insurance and health care benefits (determined at the sole discretion of the Company) from a subsequent employer during such period, the Company may immediately terminate its life insurance and health care benefits coverage of the Executive. Coverage under the Company's health care benefits plan will be in lieu of health care continuation under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") for periods such coverage is in effect under this Agreement.

             b. Count the twenty-four (24) month period of severance pay as continued service with the Company for purposes of determining the Executive's vested benefits under the Company's Senior Executive Benefits Program.

             3.9 VESTING OF STOCK OPTIONS. In the event the proceeds from a sale or disposition of any of the Divisions or Subsidiaries which the Company owns on the date of this Agreement are used to provide a dividend to the shareholders of the Company, then immediately upon the effective date of such sale or disposition the Company will cause all stock options granted to the Executive pursuant to the Key Employees' Stock Option Plan (the "Option Plan") to become immediately exercisable in full and to remain fully exercisable so that the Executive shall be entitled to become a shareholder of record such that the Executive shall be entitled to receive the benefits of the dividend.

SECTION 4. COVENANTS
           ---------

             4.1 DISCLOSURE OR USE OF INFORMATION. The Executive will at all times during and after the term of his employment by the Company keep and maintain the confidentiality of all Confidential Information and will not at any time either directly or indirectly use such information for his own benefit or otherwise divulge, disclose or communicate such information to any person or entity in any manner whatsoever other than employees or agents of the Company who have a need to know such information and then only to the extent necessary to perform their responsibilities on behalf of the Company. As used herein, "Confidential Information" will mean any and all information (excluding information in the public domain) which relates to


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the business of the Company including without limitation all patents and patent applications, copyrights applied for, issued to or owned by the Company, inventions, trade secrets, computer programs, engineering and technical data, drawings or designs, manufacturing techniques, information concerning pricing and pricing policies, marketing techniques, suppliers, methods and manner of operations, and information relating to the identity and/or location of all past, present and prospective customers of the Company.

             4.2 CO-OPERATION. During the term of this Agreement and for a period of twenty-four (24) months following its termination, the Executive will not attempt to induce any employee of the Company to terminate his or her employment with the Company nor will he take any action with respect to any of the suppliers or customers of the Company which would have or might be likely to have an adverse effect upon the business of the Company. Executive hereby agrees not to make any statement or take any action, directly or indirectly, that will disparage or discredit the Company, its Officers, Directors, employees or any of its products, or in any way damage its reputation or ability to do business or conduct its affairs. Executive agrees that subsequent to his termination of employment he will, in conjunction with a Company request, reasonably cooperate with the Company in connection with transition matters, disputes and litigation matters upon reasonable notice, at reasonable times, and will be paid or reimbursed for reasonable expenses incurred by the Executive relating to such matters.

             4.3 INJUNCTIVE RELIEF. In the event of a breach or threatened breach of any of the provisions of this Section 4 by the Executive, the Company will be entitled to preliminary and permanent injunctive relief, without bond or security, sufficient to enforce the provisions thereof and the Company will be entitled to pursue such other remedies at law or in equity as it deems appropriate.

SECTION 5. MISCELLANEOUS
           -------------

             5.1 SUCCESSORS. This Agreement is personal to the Executive and will not be assignable by him without the prior written consent of the Company. This Agreement may be assigned or transferred to and will be binding upon and inure to the benefit of any Successor of the Company. As used herein, the term "Successor" will include any person, firm, corporation or business entity which acquires all or substantially all of the assets or succeeds to the business of the Company or the Division.


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             5.2 ENTIRE AGREEMENT. This Agreement supersedes any prior
agreements or understandings, oral or written, between the Executive and the Company with respect to the subject matter hereof and constitutes the entire agreement of the parties with respect thereto.

             5.3 MODIFICATION. This Agreement will not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement in a written instrument executed by the Company and the Executive or their legal representatives.

             5.4 TAX WITHHOLDING. The Company may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

             5.5 GOVERNING LAW. To the extent not preempted by federal law, the provisions of this Agreement will be construed and enforced in accordance with the laws of the State of Ohio.

             5.6 INDEMNIFICATION. The Company has obtained an opinion of Arthur Andersen LLP that the payments and benefits under this Agreement do not exceed the maximum amount which can be paid to the Executive without incurring an excise tax under Section 4999 of the Internal Revenue Code. If the Internal Revenue Service asserts that the amounts payable to the Executive under this Agreement nonetheless give rise to an excise tax under Sections 4999 of the Internal Revenue Code and the Executive co-operates with the Company in appealing the determination of the Internal Revenue Service through whatever level of administrative or judicial appeals is deemed appropriate by the Company, the Company shall indemnify the Executive for the amount of such excise tax, for any interest and penalties applicable thereto, and for any income or excise taxes payable on such indemnification. The Company shall pay all costs of challenging the determination that the excise tax applies to payments hereunder including any administrative costs, court costs, attorney fees, and accounting fees, whether incurred by the Company or incurred by the Executive.

             5.7 REPLACEMENT OF EXISTING CONTRACTS. This Agreement will replace the Management Agreement dated February 1, 1996 between Figgie and the Executive and the Retention Agreement dated March 20, 1996 between Figgie and the Executive.


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             IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the day and year first above written.



FIGGIE INTERNATIONAL INC.


By: /s/ F.R. McKnight
   ------------------------------------
             F.R. McKnight

And: /s/ Steven L Siemborski
    -----------------------------------
             Steven L Siemborski

/s/ Robert D. Vilsack
--------------------------------------
             Robert D. Vilsack



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                            NON-COMPETITION AGREEMENT

                  In consideration of the promises and covenants of Figgie International Inc. ("Figgie" or the "Company") contained in the Amended and Restated Management Agreement between the Executive and Figgie including the possible payment of twenty-four (24) months of severance pay to the Executive under certain circumstances, the Executive hereby agrees that the Executive will not, for a period of two (2) years after his termination of employment from Figgie, directly or indirectly, for himself or for others, in any state of the United States or in any foreign country where Figgie or any of its Affiliates (as defined below) is then conducting business:

             (1) engage, as an employee, partner, or sole proprietor, in any business segment of any person or entity which competes, directly or indirectly, with the product lines of Figgie or its Affiliates; or

             (2) in connection with any product lines of Figgie or its Affiliates, render advice, consultation, or services to or otherwise assist any other person or entity which competes, directly or indirectly, with Figgie or any of its Affiliates with respect to such product lines.

For the purposes of this Agreement, the term "Affiliates" shall mean any entity controlled by or under common control with Figgie on the date of execution of this Agreement, including, but not limited to, Figgie divisions and subsidiaries.

         The Executive understands that the foregoing restrictions may limit his ability to engage in certain business pursuits during the period provided for above, but acknowledges that he will receive sufficiently higher severance pay from Figgie than he would otherwise receive to justify such restriction. The Executive acknowledges that he understands the effect of the provisions of this Agreement, that he has had reasonable time to consider the effect of these provisions, and that he was encouraged to and had an opportunity to consult an attorney with respect to these provisions. Figgie and the Executive consider the restrictions contained in this Agreement to be reasonable and necessary. Nevertheless, if any aspect of these restrictions is found to be unreasonable or otherwise unenforceable by a Court of competent jurisdiction, the parties intend for such restrictions to be modified by such Court so as to be reasonable and enforceable and, as so modified by the Court, to be fully enforced.



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         IN WITNESS WHEREOF, the Executive has executed this Agreement as of this 11th day of June, 1997.


/s/ Robert D. Vilsack
--------------------------------------
         Robert D. Vilsack